Exhibit 99.2

Insight Venture Partners Completes Acquisition of Diligent Corporation

As Investments in Boardroom Technology Intensify, Diligent Gains a Competitive Edge to Accelerate Market Growth and Product Innovation as a Privately-Held Company

NEW YORK, April 15, 2016 (GLOBE NEWSWIRE) — Diligent Corporation (NZX:DIL) (www.diligent.com) (“Diligent”), the leading provider of secure online collaboration and document sharing solutions for boards, committees and leadership teams, today announced the completion of its acquisition by Insight Venture Partners (“Insight”), a leading global venture capital and private equity firm investing in high-growth software, internet and data services companies. The transaction, announced on February 14, 2016, was completed on April 14, 2016 following a majority shareholder vote for a consideration of approximately $US 624 million.

“As market demand for governance solutions intensifies, customers will seek out technology partners that remain on the pulse of innovation, yet operate in ways that make them nimble and responsive to evolving needs,” said Brian Stafford, Chief Executive Officer and President of Diligent. “Through our strategic relationship with Insight, we believe Diligent is the only software company in the governance technology space that is able to keep up with the industry’s shifting needs. Together with Insight, we intend to gain an even greater market share, accelerate innovation and deliver new products faster, while continuing to provide unparalleled service to our customers.”

The acquisition was effected through the previously announced offer by Insight of $US 4.90 in cash for each share of Diligent stock. As a result of the completion of the transaction, Diligent becomes a private company and its shares are no longer listed for trading on the NZX Main Board.

Jefferies LLC served as financial advisor and Lowenstein Sandler LLP served as legal advisor to Diligent. District Capital Partners served as financial advisor to Diligent management and provided transaction support services.  Minter Ellison Rudd Watts served as New Zealand counsel to Diligent. Willkie Farr & Gallagher LLP served as legal advisor to Insight.

About Diligent

Diligent is the leading provider of secure corporate governance and collaboration solutions for boards and senior executives. Over 4,000 clients in more than 60 countries and on all seven continents rely on Diligent to provide secure, intuitive access to their most time-sensitive and confidential information, ultimately helping them make better decisions. The Diligent Boards (formerly Diligent Boardbooks) solution speeds and simplifies how board materials are produced, delivered and collaborated on via any device, removing the security concerns of doing this by courier, email and file sharing. Visit www.diligent.com or follow us on twitter @diligentHQ to learn more.

About Insight Venture Partners

Insight Venture Partners is a leading global venture capital and private equity firm investing in high-growth technology and software companies that are driving transformative change in their industries. Founded in 1995, Insight has raised more than $13 billion and invested in more than 250 companies worldwide. Our mission is to find, fund and work successfully with visionary executives providing them with practical, hands-on growth expertise to foster long-term success. For more information on Insight and all of its investments, visit http://www.insightpartners.com or follow us on Twitter: @insightpartners.

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Sonya Fynmore NZ toll free: 0800 995 082 International: +64 4 894 6912 sfynmore@diligent.com	Geoff Senescall Ph: + 64 21 481 234